Exhibit 99.1

REATA PHARMACEUTICALS, INC. ANNOUNCES SECOND QUARTER 2018 FINANCIAL RESULTS AND AN UPDATE ON DEVELOPMENT PROGRAMS

IRVING, Texas—August 8, 2018—Reata Pharmaceuticals, Inc. (Nasdaq: RETA), a clinical-stage biopharmaceutical company, today provided an update on the Company's product development programs and announced financial results for the second quarter ended June 30, 2018.

Product Development Updates

Bardoxolone Methyl in Rare Forms of Chronic Kidney Disease

In July, we reported positive one-year results for the Phase 2 portion of CARDINAL, a study of bardoxolone methyl (bardoxolone) in patients with chronic kidney disease (CKD) due to Alport syndrome, and positive final results for the Phase 2 autosomal dominant polycystic kidney disease (ADPKD) cohort of PHOENIX.  In the Phase 2 portion of CARDINAL, bardoxolone produced a statistically significant improvement in estimated glomerular filtration rate (eGFR) of 10.4 mL/min/1.73 m2 (p<0.0001) after 48 weeks of treatment and 4.1 mL/min/1.73 m2 (p<0.05) at Week 52 after withdrawal of active drug for four weeks (the retained eGFR benefit).  Reata collected historical eGFR data for 22 out of the 25 Phase 2 study patients.  The historical eGFR data demonstrate that the Phase 2 study patients’ kidney function was declining at an average annual rate of 4.2 mL/min/1.73 m2 for three years prior to study entry.  The demonstration of a retained eGFR benefit in patients with Alport syndrome suggests that bardoxolone may delay or prevent kidney failure in these patients and that the Phase 3 portion of CARDINAL is conservatively powered with respect to the key secondary endpoint of retained eGFR benefit.  Enrollment in the Phase 3 portion of CARDINAL is proceeding as planned, and top-line data is expected to be available in the second half of 2019.

In May 2018, the European Commission granted Orphan Drug designation for bardoxolone for the treatment of Alport syndrome.  Bardoxolone previously received Orphan Drug designation for the treatment of Alport syndrome from the FDA.

In the Phase 2 ADPKD cohort of PHOENIX, bardoxolone produced a statistically and clinically significant, time-dependent increase in eGFR of 9.3 mL/min/1.73 m2 (p<0.0001) at Week 12, which was the primary endpoint of the study.  Reata collected historical eGFR data for 29 of the 31 Phase 2 study patients. The historical eGFR data demonstrate that these patients’ kidney function was declining at an average annual rate of 4.8 mL/min/1.73 m2 for three years prior to study entry.  In other forms of CKD, changes in eGFR at Week 12 produced by bardoxolone significantly correlated with eGFR change after one year of treatment, which suggests that long-term eGFR improvements and retained eGFR benefit observed in other forms of CKD may translate to patients with ADPKD.  Reata is currently developing plans to advance the ADPKD program into a pivotal Phase 3 trial.

Enrollment in the IgA nephropathy and type 1 diabetic CKD (T1D CKD) cohorts of PHOENIX was completed in the second quarter, and we expect full primary endpoint data from these cohorts to be available during the third quarter of

2018.  Full primary endpoint data from the focal segmental glomerulosclerosis (FSGS) cohort are expected to be available in the first half of 2019.

Omaveloxolone in Friedreich’s Ataxia

In July 2018, the European Commission granted Orphan Drug designation for omaveloxolone for the treatment of Friedreich’s ataxia (FA).  Omaveloxolone previously received Orphan Drug designation for the treatment of FA from the FDA.

Enrollment in the pivotal Part 2 of the Phase 2 MOXIe trial of omaveloxolone in FA is proceeding as planned, with top-line data expected in the second half of 2019.

CATALYST Trial of Bardoxolone in CTD-PAH

Enrollment in the pivotal CATALYST Phase 3 trial of bardoxolone in patients with pulmonary arterial hypertension associated with connective tissue disease is proceeding as planned.  The trial will enroll a total of approximately 200 patients, with top-line data expected in the first half of 2020.

Upcoming Milestones

•	Full 12-week PHOENIX data from the IgA nephropathy cohort and T1D CKD cohort during the third quarter of 2018
•	Full 12-week PHOENIX data from the FSGS cohort in the first half of 2019
•	Pivotal data from the CARDINAL trial in the second half of 2019
•	Pivotal data from the MOXIe trial in the second half of 2019
•	Pivotal data from the CATALYST trial in the first half of 2020

Financial Highlights

We incurred operating expenses of $34.2 million for the quarter ended June 30, 2018, with research and development accounting for $23.4 million.  This compares to operating expenses of $24.0 million for the same period of the year prior, when research and development accounted for $17.9 million.  We reported a net loss of $28.2 million or $1.08 per share for the quarter ended June 30, 2018.  This compares to net loss of $11.6 million or $0.52 per share in the same period of the year prior.  The increase in net loss for the three month period is primarily driven by a decrease in revenue due to full recognition in 2017 of previously deferred revenue from a license agreement, increased research and development expenses related to clinical and manufacturing activities, increased general and administrative activities due to expenses and fees related to the $30 million milestone receivable, and a loss on extinguishment of debt due to the modification of our debt agreement.

We incurred operating expenses of $62.4 million for the six month period ended June 30, 2018, with research and development accounting for $44.8 million.  This compares to operating expenses of $43.9 million for the same period of the year prior, when research and development accounted for $32.5 million.  We reported a net loss of $24.1 million or $0.92 per share for the six month period ended June 30, 2018.  This compares to net loss of $18.7 million or $0.84 per share in the same period of the year prior.

At June 30, 2018, we had $138.7 million in cash and cash equivalents.  During July, we closed an equity offering totaling approximately $248 million before fees and expenses.  We believe our existing cash and cash equivalents, including the net proceeds of approximately $232.9 million received from our July equity offering and the expected milestone payment of $30 million from Kyowa Hakko Kirin, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements into 2021.

Reata management will host a conference call and webcast to discuss our development programs on August 8, 2018, at 4:30 p.m. ET at the following:

CONFERENCE CALL INFORMATION
Date:	Wednesday, August 8, 2018
Time:	4:30 p.m. ET
Audience Dial-in (toll-free):	(844) 348-3946
Audience Dial-in (international):	(213) 358-0892
Conference ID:	4089166
Webcast Link:	https://edge.media-server.com/m6/p/ir8b3wuq
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Consolidated Statements of Operations	(Unaudited)
	(in thousands, except share and per share data)
Collaboration revenue
License and milestone	$7,519	$12,365	$39,686	$25,094
Other revenue	52	441	276	444
Total collaboration revenue	7,571	12,806	39,962	25,538
Expenses
Research and development	23,429	17,901	44,835	32,504
General and administrative	10,689	5,990	17,317	11,163
Depreciation and amortization	105	109	206	239
Total expenses	34,223	24,000	62,358	43,906
Other income (expense)
Investment income	357	73	693	154
Interest expense	(903)	(468)	(1,413)	(473)
Loss on extinguishment of debt	(1,007)	-	(1,007)	-
Total other income (expense)	(1,553)	(395)	(1,727)	(319)
Loss before taxes on income	(28,205)	(11,589)	(24,123)	(18,687)
Provision for taxes on income	6	2	6	2
Net loss	$(28,211)	$(11,591)	$(24,129)	$(18,689)
Net loss per share—basic and diluted	$(1.08)	$(0.52)	$(0.92)	$(0.84)
Weighted-average number of common shares used in net loss per share basic and diluted	26,178,793	22,365,663	26,167,033	22,358,092

	June 30, 2018 (unaudited)	December 31, 2017
	(in thousands)
Condensed Consolidated Balance Sheet Data
Cash and cash equivalents	$138,676	$129,780
Working capital	116,678	85,492
Total assets	174,719	135,337
Term loan	78,591	19,614
Deferred revenue (including current portion)	237,386	244,438
Accumulated deficit	(363,913)	(337,143)
Total stockholders’ deficit	$(167,874)	$(146,973)

About Reata Pharmaceuticals, Inc.

Reata is a clinical-stage biopharmaceutical company that develops novel therapeutics for patients with serious or life-threatening diseases by targeting molecular pathways involved in the regulation of cellular metabolism and inflammation.  Reata’s two most advanced clinical candidates, bardoxolone and omaveloxolone, target the important transcription factor Nrf2 that promotes the resolution of inflammation by restoring mitochondrial function, reducing oxidative stress, and inhibiting pro-inflammatory signaling.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding the success, cost and timing of our product development activities and clinical trials, our plans to research, develop and commercialize our product candidates, and our ability to obtain and retain regulatory approval of our product candidates.  You can identify forward-looking statements because they contain words such as “believes,” “will,” “may,” “aims,” “plans,” and “expects.”  Forward-looking statements are based on Reata’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, (i) the timing, costs, conduct, and outcome of our clinical trials and future preclinical studies and clinical trials, including the timing of the initiation and availability of data from such trials; (ii) the timing and likelihood of regulatory filings and approvals for our product candidates; (iii) the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the market opportunities for our product candidates; and (iv) other factors set forth in Reata’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, under the caption “Risk Factors.”  The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Reata Pharmaceuticals, Inc.

(972) 865-2219

info@reatapharma.com

http://news.reatapharma.com

Investor Relations:

Vinny Jindal

Vice President, Strategy

(469) 374-8721

ir@reatapharma.com

Media:

Matt Middleman, M.D.

LifeSci Public Relations

(646) 627-8384

matt.middleman@lifescipublicrelations.com